                                                                    EXHIBIT 99.1

                             [FLAGSTAR BANCORP LOGO]


                                                  NEWS RELEASE
                                                  FOR MORE INFORMATION CONTACT:
                                                  Michael W. Carrie
                                                  Executive Director / CFO
                                                  (248) 312-2000
                                                  FOR IMMEDIATE RELEASE

FLAGSTAR REPORTS FIRST QUARTER RESULTS

Troy, Mich. (April 28, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), today released first quarter net earnings of $19.8 million, or $0.31 per share - diluted. These results are in line with the previously-issued Company guidance of $0.30 to $0.45 per share.

On a year over year basis, the earnings are down $17.2 million from $37.0 million, or $0.57 per share - diluted, reported in the comparable 2004 period.

HIGHLIGHTS FROM THE QUARTERLY REPORT INCLUDE:

-    Retail banking earned 98.2% of pretax earnings for the quarter;

- A sequential quarter increase of 12 basis points in the net interest margin;

- A first quarter annualized balance sheet growth of 35.0%, including an annualized increase of 19.8% in the deposit portfolio and an annualized growth of 24.2% in the investment loan categories;

-    Total assets increased 9.2% in the quarter to $14.3 billion;

-    The opening of the Company's 123rd banking center;

-    First quarter total loan production of $7.5 billion;

-    An annualized return on average equity of 10.69%;

-    Mortgages serviced for others of $22.5 billion;

- A first quarter operating efficiency ratio of 63.24%.







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RETAIL BANKING OPERATIONS

The Company's pre-tax profits from its banking operation totaled approximately $30.3 million during the quarter. These results were down 1.6% from the fourth quarter of 2004 and up 7.4% from the comparative period last year. During the current quarter, the Company increased its retail banking earning asset base approximately 7.6%. During the quarter, the retail banking group provided 98.2% of pre-tax operating earnings compared to 61.6% for all of 2004 and 77.9% of earnings reported in the fourth quarter of 2004. The Company opened three banking centers during the quarter.

Flagstar's deposits were $7.7 billion at March 31, 2005 compared with $7.4 billion at December 31, 2004 and $6.1 billion at March 31, 2004. At March 31, 2005, consumer transaction account balances, including checking, savings, and money market accounts, represented $1.9 billion compared with $2.1 billion at December 31, 2004. During the past quarter, the Company increased its cost of funds on deposits by 27 basis points.

As a part of its asset-liability management, the Company's $1.2 billion growth in the balance sheet included a $0.3 billion increase in deposits. This increase included a $0.1 billion increase in consumer deposits, $0.3 billion increase in municipal deposits and a $0.1 billion decrease in national deposits.

The Company's consumer certificate of deposit portfolio carries a weighted rate of 3.54% and a weighted term of 18.4 months at March 31, 2005.

The municipal division totals $1.6 billion in funds from local governmental entities within the Company's immediate market area. These deposits carry a weighted rate of 2.95% and a weighted term of 2.8 months at March 31, 2005.

The national deposits are comprised of strategically placed duration specific offerings solicited to a nation wide audience. These deposits carry a weighted rate of 3.18% and a weighted term of 23.1 months at March 31, 2005.

NET INTEREST INCOME VOLUME GROWS WITH BALANCE SHEET INCREASE

Net interest income was reported at $65.2 million for the three months ended March 31, 2005 compared to $51.0 million in the comparable period last year and $57.1 million for the three months ended December 31, 2004. The net interest margin for the quarter ended March 31, 2005 was 2.00%, which was identical to the same period last year.

On a sequential quarter basis, the Company's net interest income increased because of the $0.5 billion increase in the level of average earning assets and the increase in the net interest margin. The net interest margin increased 12 basis points to 2.00% from the 1.88% recorded in the fourth quarter of 2004.

MORTGAGE BANKING OPERATIONS

         LOAN SALE GAINS

Gains recorded on the sales of mortgage loans were $9.8 million during the quarter ended March 31, 2005 from $32.1 million in the comparable 2004 period. This decrease was attributable to the $2.2 billion decrease in the amount of loans sold during the quarter along with a decreasing sale margin. The gain on sale spread equaled 14 basis points in the first quarter of 2005 versus 44 basis points in the first quarter of 2004.

As previously reported, the Company originated $7.1 billion in residential mortgage loans in the first quarter of 2005. This production level compares to the $9.5 billion originated in the comparable 2004 period. This decrease was primarily attributable to a decrease in the amount of mortgage loan refinancings.



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         LOAN SALE GAINS - CONTINUED

                                                           For the three months ended

                                                March 31,          December 31,              March 31,
                                                   2005                2004                    2004
                                           -----------------    --------------------    --------------------
Net gain on loan sales                        $       9,756        $      (4,173)         $      32,132
Plus: FASB 133 adjustment                            (3,135)               7,019                 (6,704)
Plus: Provision charged to earnings                   1,002                7,246                  8,067
                                           -----------------    --------------------    --------------------
Gain on loan sales                                    7,623               10,092                 33,495
                                           =================    ====================    ====================
Loans sold                                    $   5,438,047        $   7,715,883          $   7,640,738
Sales spread achieved                                 0.14%                0.13%                  0.44%

MORTGAGE SERVICING

         LOANS SERVICED FOR OTHERS

At March 31, 2005, the Company serviced $22.5 billion in loans for others. This volume is up 5.1% from December 31, 2004 and down 24.7% from March 31, 2004. During the quarter the Company sold approximately $2.5 billion of servicing rights.

The current portfolio contains 174,374 loans that have a weighted rate of 6.08%, a weighted service fee of 34.4 basis points, and a weighted 14 months of seasoning. Revenue from the portfolio earned $22.1 million during the quarter, down $6.9 million, or 23.8% over the comparable 2004 period.

         MORTGAGE SERVICING RIGHTS

The capitalized value of the servicing portfolio is $215.0 million, or 0.95% of the outstanding balance. The estimated market value of the portfolio is $287.5 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company amortized $16.2 million in book value for loan prepayments and amortizations.

ASSET QUALITY

         NON-PERFORMING LOANS

Non-performing loans at March 31, 2005 were $57.3 million, up $0.4 million or 0.7% from year-end and down $4.5 million from March 31, 2004. Total delinquencies in the Company's investment loan portfolio equaled 0.98% at March 31, 2005, compared with 0.99% at December 31, 2004 and 1.30% at March 31, 2004.

Consistent with the Company's business model, 90% of non-performing loans were backed by single family homes.

         PROVISION FOR LOSSES

The provision for losses was $6.2 million for the three months ended March 31, 2005 down from $9.3 million during the first quarter of 2004. We made no provision for loan losses in the fourth quarter of 2004. Net charge-offs were an annualized 0.26% and 0.26% of average investment loans during the three months ended March 31, 2005 and March 31, 2004, respectively. Net charge-offs were 0.17% of average investment loans during 2004.

         ALLOWANCE FOR LOSSES

The allowance for losses totaled $37.0 million at March 31, 2005. The allowance stood at $37.6 million at December 31, 2004. The allowance for losses remained relatively static due to a slight improvement in delinquencies and a minimal change in non-performing loans.

The allowance for losses as a percentage of non-performing loans was 64.6%, 66.2%, and 66.1% at March 31, 2005, December 31, 2004, and March 31, 2004,
respectively. The allowance for losses as a percentage of investment loans was 0.33%, 0.36%, and 0.50% at March 31, 2005, December 31, 2004, and March 31,
2004, respectively.
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REPURCHASED ASSETS

Net repurchased assets pending foreclosure totaled $16.9 million at March 31, 2005, a decrease of $1.8 million, or 9.6%, compared to $18.7 million at March 31, 2004. During the first quarter of 2005, the Company repurchased $14.6 million in non-performing assets previously sold to the secondary market. During 2004, the Company repurchased a total of $68.7 million in non-performing assets.

SECONDARY MARKET RESERVE

The secondary market reserve totaled $15.2 million at March 31, 2005 compared to $19.0 million at December 31, 2004. The secondary market reserve is recorded at a level based upon management's analysis of the potential for future repurchased loans. Provisions charged to earnings attributable to secondary market activities totaled $1.0 million and $8.1 million for the three months ended March 31, 2005 and 2004, respectively.

BALANCE SHEET AND CAPITAL ADEQUACY

Consolidated assets at March 31, 2005 were $14.3 billion, compared with $13.1 billion at December 31, 2004 and $12.2 billion at March 31, 2004.

Flagstar's stockholders' equity now stands at $743.2 million, or 5.21% of total assets. The book value of the common stock at March 31, 2005 equaled $11.99 per share. Flagstar Bank, the Company's wholly-owned subsidiary reported capital ratios that categorize the Bank as a "well-capitalized" institution for regulatory purposes. The Bank's Core capital ratio stood at 6.24% and the Total risk-based capital ratio stood at 10.99% at March 31, 2005.

AS PREVIOUSLY ANNOUNCED

The Company's quarterly earnings conference call will be held on Friday, April 29, 2005 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (719) 457-2662 or toll free at (800) 946-0786, passcode: 6241973.


Flagstar Bancorp, which has $14.3 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar currently operates 125 banking centers with $7.7 billion in total deposits. Flagstar banking centers are located throughout southern Michigan and Indiana. Flagstar also operates 109 loan centers in 27 states and 11 correspondent lending offices across the United States. Flagstar Bank is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.





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                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                  (unaudited, in thousands, except share data)

SUMMARY OF THE CONSOLIDATED STATEMENTS OF            At or for the three months ended
EARNINGS                                                            March 31,
                                                           2005                2004
                                                     -----------------    ---------------
  Interest income                                    $        163,125     $      130,841
  Interest expense                                             97,916             79,864
                                                     -----------------    ---------------
Net interest income                                            65,209             50,977
  Provision for losses                                          6,246              9,302
                                                     -----------------    ---------------
Net interest income after provision                            58,963             41,675
  Loan fees and charges, net                                    2,622              4,071
  Deposit fees and charges                                      3,577              2,868
  Loan servicing fees, net                                      5,945              8,232
  Gain on loan sales, net                                       9,756             32,132
  Gain on MSR sales, net                                        4,248             21,785
  Other income                                                  9,414              8,993
  Operating expenses                                           63,723             62,379
                                                     -----------------    ---------------
Earnings before federal income tax                             30,802             57,377
  Provision for federal income taxes                           11,024             20,420
                                                     -----------------    ---------------
Net earnings                                         $         19,778     $       36,957
                                                     =================    ===============
Basic earnings per share:                                       $0.32              $0.60
Diluted earnings per share:                                     $0.31              $0.57
Dividends paid per common share                                 $0.25              $0.25
Interest rate spread                                            1.90%              1.92%
Net interest margin                                             2.00%              2.00%

Return on average assets                                        0.57%              1.31%
Return on average equity                                       10.69%             22.57%
Efficiency ratio                                               63.24%             48.33%

Average earning assets                               $     12,748,923     $   10,262,129
Average paying liabilities                           $     12,333,303     $   10,096,102
Average stockholders' equity                         $        739,784     $      654,905

Mortgage loans originated or purchased               $      7,126,740     $    9,450,310
Other loans originated or purchased                  $        443,861     $      163,145
Mortgage loans sold                                  $      5,438,047     $    7,640,738
Equity/assets ratio (average for the period)                    5.36%              5.81%

Ratio of charge-offs to average investment loans                0.26%              0.26%

SUMMARY OF THE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION:

                                                        March 31,          December 31,          March 31,
                                                           2005                2004                2004
                                                     -----------------    ---------------     ----------------
  Total assets                                            $14,273,842        $13,125,488          $12,168,751
  Loans available for sale                                  1,980,854          1,506,311            2,984,776
  Investment loans portfolio, net                          11,158,390         10,520,836            8,065,100
  Allowance for losses                                         37,018             37,627               40,814
  Mortgage servicing rights                                   215,043            187,975              261,132
  Deposits                                                  7,744,681          7,379,655            6,075,327
  FHLB advances                                             4,738,000          4,090,000            4,067,409
  Stockholders' equity                                        743,198            734,837              661,084

OTHER FINANCIAL AND STATISTICAL DATA:
  Equity/assets ratio                                           5.21%              5.60%                5.43%
  Core capital ratio                                            6.24%              6.19%                6.58%
  Total risk-based capital ratio                               10.99%             10.97%               12.01%

  Book value per share                                        $ 11.99            $ 11.98              $ 10.87
  Shares outstanding                                           62,006             61,358               60,832

  Mortgage loans serviced for others                      $22,518,180        $21,354,724          $29,858,203
  Value of mortgage servicing rights                            0.95%              0.88%                0.87%

  Allowance for losses to problem loans                         64.6%              66.2%                66.1%
  Allowance for losses to total investment loans                0.33%              0.36%                0.50%
  Non performing assets to total assets                         0.92%              0.99%                0.96%

  Number of bank branches                                         123                120                  100
  Number of loan origination centers                              109                112                  131
  Number of salaried employees                                  2,404              2,396                2,502
  Number of commissioned employees                                838                980                1,124